11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Miami, FL, November 3, 2005 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the third quarter and the nine months ended September 30, 2005, and provided an update on its business and prospects.

For the third quarter, Noven reported net revenues of $12.2 million and a net loss of $1.4 million ($0.06 diluted loss per share). Net loss and diluted loss per share include a previously-announced charge associated with the write-off of existing inventories related to Noven’s developmental fentanyl patch (the “Inventory Charge”) in the amount of $9.5 million. Excluding the Inventory Charge and related tax effects, Noven would have reported quarterly net income of $4.7 million or $0.19 diluted earnings per share. These measures are non-GAAP financial measures which are reconciled to GAAP in an attachment to this news release.

“The FDA’s decision to cease review of our fentanyl patch application overshadowed an otherwise solid quarter at Noven and record revenues at our Novogyne joint venture,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Certainly our short-term results were impacted by this disappointing development, but we remain confident in our long-term prospects, and our commitment to apply our patented drug delivery technology across a range of molecules in several therapeutic categories remains unchanged,” said Strauss. “In that regard, our developmental methylphenidate patch, licensed to Shire Pharmaceuticals, is currently under review at the U.S. Food and Drug Administration and will be the subject of a December 2nd FDA Advisory Committee meeting. In addition, we are developing other patches with Shire, Endo Pharmaceuticals and others, and we are working to establish new collaborations to further leverage our technology and enhance growth.”

Third Quarter Results
Noven’s net revenues for the quarter ended September 30, 2005 (the “current quarter”) were $12.2 million, a 21% increase over the $10.1 million reported in the quarter ended September 30, 2004 (the “2004 quarter”), reflecting increases in U.S. and international product revenues and higher contract revenues. Research and development expenses for the current quarter increased 44% to $4.0 million, primarily due to higher non-clinical development expenses, including expenses related to production and launch preparations for Noven’s developmental methylphenidate and fentanyl patches. Noven recognized $8.1 million in earnings from Novogyne Pharmaceuticals (the women’s health products company owned jointly by Noven and Novartis Pharmaceuticals Corporation), representing a 30% increase over the $6.2 million recognized in the 2004 quarter.

Noven reported a net loss of $1.4 million ($0.06 diluted loss per share) in the current quarter, compared to net income of $2.6 million ($0.11 diluted earnings per share) in the 2004 quarter. Excluding the Inventory Charge and related tax effects, Noven’s net income and diluted earnings per share for the current quarter were $4.7 million and $0.19, reflecting increases of 78% and 73%, respectively, over the 2004 quarter. These non-GAAP measures are reconciled to GAAP in an attachment to this news release.

Current quarter net revenues at Novogyne increased 23% to $33.8 million (the highest in Novogyne’s history), reflecting increased sales of Vivelle-Dot, increased sales of Estradot to Novartis in Canada, and decreased sales and returns allowances. Novogyne’s selling, general and administrative expense increased 15% to $9.2 million due primarily to increased costs associated with litigation, product samples, insurance and other costs. Novogyne’s net income for the current quarter was $16.8 million, representing a 33% increase from the $12.7 million reported in the 2004 quarter.

Nine Month Results
Noven’s net revenues for the nine-months ended September 30, 2005 (the “current period”) were $35.7 million, an 8% increase over the $33.2 million reported for the nine-months ended September 30, 2004 (the “2004 period”), reflecting higher international product revenues and higher contract revenues. Research and development expenses increased 31% to $10.1 million, primarily due to higher non-clinical development expenses, including expenses related to production and launch preparations for Noven’s developmental methylphenidate and fentanyl products. Noven recognized $17.1 million in earnings from Novogyne, 13% higher than the $15.1 million recognized in the 2004 period.

Noven reported net income of $3.9 million ($0.16 diluted earnings per share), compared to $8.5 million ($0.35 diluted earnings per share) reported in the 2004 period. Excluding the Inventory Charge and related tax effects, Noven would have reported net income for the current period of $10.0 million ($0.42 diluted earnings per share). These non-GAAP measures are reconciled to GAAP in an attachment to this news release.

Novogyne’s current period net revenues increased 9% to $88.4 million, reflecting increased sales of Vivelle-Dot™ and lower sales and returns allowances. Novogyne’s selling, general and administrative expense increased 14% to $25.6 million, primarily due to increased costs associated with the sales force, insurance, litigation and other costs. Novogyne’s net income for the current period was $41.7 million, 13% higher than the $37.1 million reported in the 2004 period.

Balance Sheet
At September 30, 2005, Noven had an aggregate $83.2 million in cash and cash equivalents and short-term investments. At December 31, 2004, Noven had $94.0 million in cash and cash equivalents and no short-term investments. Net cash used in operating activities for the first nine months of 2005 reflected payment of amounts owed to Shire Pharmaceuticals in connection with development of Noven’s methylphenidate patch, as well as purchases of fentanyl and other inventory, partially offset by distributions received from Novogyne. Noven’s working capital at September 30, 2005 was $90.6 million compared to $97.3 million at December 31, 2004.

HT Prescription Overview
Aggregate total prescriptions for Novogyne’s products (Vivelle®, Vivelle-Dot™ and CombiPatch® combined) increased 5% in the third quarter of 2005 compared to the third quarter of 2004, while the overall U.S. hormone therapy (“HT”) market declined 8% for the same period. Total prescriptions for Vivelle-Dot™, which represented approximately 84% of total prescriptions for Noven’s U.S. products, increased 11% compared to the third quarter of 2004, while the estrogen segment of the U.S. HT market decreased 9%. For the same period, total prescriptions for the Vivelle® product family (Vivelle-Dot™ and Vivelle® combined) increased 8%. Noven’s Vivelle-Dot™ patch remains the most frequently prescribed transdermal estrogen therapy product in the U.S., and held a 43% share of the transdermal estrogen therapy market at the end of the 2005 third quarter.

“The Novogyne sales force continues to do an outstanding job against larger sales forces with greater resources,” said Strauss. “I am very pleased to report that, effective January 1, 2006, the Novogyne sales force, formerly a contract sales force, will become direct employees of Noven, with Novogyne continuing to bear the associated expenses. This move reflects our commitment to the hormone therapy category, and our confidence in a sales team that has taken Vivelle-Dot™ to market leadership,” said Strauss.

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, November 3. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from November 3 at 1:00 p.m. Eastern time until November 5 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and I.D. number 173951. The conference call will contain forward-looking information in addition to that contained in this press release.

Non-GAAP Financial Information
Under accounting principles generally accepted in the United States (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported. In addition to results determined in accordance with GAAP, Noven has provided net income and diluted earnings per share for the quarter and nine-months ended September 30, 2005 excluding a $9.5 million charge related to the write-off of fentanyl inventories and related tax effects in the quarter. Management believes that presenting non-GAAP net income and diluted earnings per share under these circumstances are useful to investors in order to meaningfully evaluate Noven’s ongoing, underlying business and compare Noven’s financial results in the current period to those in the prior period. For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s ongoing, underlying business. These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of the overall financial performance of the company. Adjusted net income and adjusted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than income from continuing operations calculated in accordance with GAAP. Noven’s non-GAAP measures are reconciled to those determined in accordance with GAAP in an attachment to this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with over $100 million in annual sales. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product – the smallest estrogen patch in the world, and the most prescribed transdermal estrogen therapy in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “expect,” “will,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and the risk of product liability claims resulting from the use of HT products, such as the lawsuits pending against Noven, Novogyne and Novartis with respect to Noven’s products, as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims. Regulatory Matters - uncertainties related to the FDA’s discretion to approve or not approve a product; and the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration. Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives under Noven’s development programs and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; risks related to Noven’s dependence on Novartis to perform all of Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions; risks and uncertainties related to the fact that Vivelle-Dot™ comprises a substantial majority of Novogyne’s aggregate total prescriptions; risks and uncertainties relating to the integration of Novogyne’s contract sales force into Noven’s employee force, including the risk that such integration may be unsuccessful or prove more costly than expected. Fentanyl Patch – the risk that Endo may exercise its contractual right to terminate the license agreement; the risk that Noven may not receive any milestone payments under the license agreement; and the risk that Noven’s results of operations may be adversely affected by increased overhead expenses associated with fentanyl production unless and until Noven successfully redeploys the personnel and other assets previously associated with fentanyl production. Methylphenidate Patch - the possibility that FDA and/or the advisory committee scheduled to review the amended NDA for Noven’s methylphenidate patch (MTS) will determine that the amended NDA does not support approval or that MTS may not ultimately be approved or commercialized; the possibility that safety concerns regarding the use of controlled substances in patches may delay or prevent approval of MTS; risks and uncertainties related to the fact that MTS is a novel delivery system for this controlled substance, which may result in new and additional concerns for the advisory committee and/or the FDA; uncertainties related to the FDA’s discretion to approve or not approve a product, as well as the timing of any FDA approval for MTS and the timing of any DEA award of methylphenidate procurement quota, which are outside Noven’s control and may impact the success of product launch and market penetration; any exercise of Shire’s right to terminate the MTS development agreement; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if MTS were not ultimately approved or were abandoned. Other Matters - expected fluctuations in quarterly revenues and research and development expenses and risks related to estimated trade inventory levels.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended		Nine Months Ended
share amounts) (unaudited)	September 30,		September 30,

	2005	2004	2005	2004

Revenues:
Product revenues – Novogyne:
Product sales	$4,740	$4,364	$14,432	$15,058
Royalties	1,790	1,411	4,617	3,909

Total product revenues — Novogyne	6,530	5,775	19,049	18,967
Product revenues – third parties	3,917	3,287	11,888	9,828

Total product revenues	10,447	9,062	30,937	28,795
Contract and license revenues:
Contract	769	43	1,793	1,415
License	1,024	996	3,017	2,976

Contract and license revenues	1,793	1,039	4,810	4,391
Net revenues:	12,240	10,101	35,747	33,186
Expenses:
Cost of products sold	15,289	4,984	26,170	15,477
Research and development	3,953	2,741	10,108	7,730
Marketing, general and administrative	4,237	4,358	12,481	12,024

Total expenses	23,479	12,083	48,759	35,231

Loss from operations	(11,239)	(1,982)	(13,012)	(2,045)
Equity in earnings of Novogyne	8,081	6,232	17,094	15,097
Interest income, net	512	279	1,608	619

Income (loss) before income taxes	(2,646)	4,529	5,690	13,671
Provision (benefit) for income taxes	(1,224)	1,895	1,780	5,201

Net income (loss)	$(1,422)	$2,634	$3,910	$8,470

Basic earnings (loss) per share	$(0.06)	$0.11	$0.17	$0.36

Diluted earnings (loss) per share	$(0.06)	$0.11	$0.16	$0.35

Weighted average number of common shares outstanding:
Basic	23,586	23,416	23,554	23,290

Diluted	23,586	24,361	24,021	24,344

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	September 30, 2005	December 31, 2004

Cash and cash equivalents	$32,340	$93,958
Short-term investments	50,825	—
Investment in Novogyne	23,778	26,233
Total assets	186,721	201,975
Deferred license revenues	30,898	39,085
Stockholders’ equity	134,378	129,039

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended			Nine Months Ended
share amounts) (unaudited)	September 30, 2005			September 30, 2005

	Non-GAAP[1]	Difference	GAAP[2]	Non-GAAP[1]	Difference	GAAP[2]

Net revenues	$12,240		$12,240	$35,747		$35,747
Expenses:
Cost of products sold	5,814	9,475	15,289	16,695	9,475	26,170
Research and development	3,953		3,953	10,108		10,108
Marketing, general and administrative	4,237		4,237	12,481		12,481

Total expenses	14,004	9,475	23,479	39,284	9,475	48,759

Loss from operations	(1,764)	(9,475)	(11,239)	(3,537)	(9,475)	(13,012)
Equity in earnings of Novogyne	8,081		8,081	17,094		17,094
Interest income, net	512		512	1,608		1,608

Income (loss) before income taxes	6,829	(9,475)	(2,646)	15,165	(9,475)	5,690
Provision (benefit) for income taxes	2,152	(3,376)	(1,224)	5,156	(3,376)	1,780

Net income (loss)	$4,677	$(6,099)	$(1,422)	$10,009	$(6,099)	$3,910

Basic earnings (loss) per share	$0.20	$(0.26)	$(0.06)	$0.42	$(0.25)	$0.17

Diluted earnings (loss) per share	$0.19	$(0.25)	$(0.06)	$0.42	$(0.26)	$0.16

Weighted average number of common shares outstanding:
Basic	23,586		23,586	23,554		23,554

Diluted	24,028	(442)[3]	23,586	24,021		24,021

(1) Non-GAAP amounts exclude adjustments associated with the write-off of existing inventories related to Noven’s developmental fentanyl patch, net of incremental income taxes. Noven’s non-GAAP effective tax rate for the nine months ended September 30, 2005 was approximately 34% as compared to its GAAP effective tax rate of 31%.
(2) Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).
(3) Diluted weighted average number of shares outstanding for the three months ended September 30, 2005 on a non-GAAP basis was adjusted to include shares that were excluded from the GAAP calculation as the shares were antidilutive.